Exhibit 4.13

Exclusive Option Agreement

This Exclusive Option Agreement (hereinafter referred to as “this Agreement”) is made and entered into by and among the following parties in Shanghai, China on December 23, 2020:

Party A:	HODE SHANGHAI LIMITED, a wholly foreign-owned enterprise duly incorporated and validly existing under the law of the People’s Republic of China, with its address at Room 4031, 4/F, Building 1, No. 310 Fasai Road, China (Shanghai) Pilot Free Trade Zone.

Party B:	XU YI, a citizen of the PRC with ID card no. ***;
CHEN RUI, a citizen of the PRC with ID card no. ***;
LI NI, a citizen of the PRC with ID card no. ***;

Party C:	SHANGHAI HODE INFORMATION TECHNOLOGY CO., LTD., a limited liability enterprise duly incorporated and validly existing under the law of the People’s Republic of China, with its address at Room 905-906, No. 2277-1 Zuchongzhi Road, China (Shanghai) Pilot Free Trade Zone.

In this Agreement, Party A, Party B and Party C shall hereinafter be individually referred to as a “Party” and collectively as the “Parties”.

Whereas:

1

Party C is a limited liability company registered in Shanghai, China. Party B are shareholders of Party C on the date of execution hereof and hold a total of 100% equity interests in Party C, of which Xu Yi holds 44.3080% shares of Party C, Chen Rui holds 52.3030% shares of Party C, and Li Ni holds 3.3890% shares of Party C;

2	Party B intends to grant Party A an irrevocable and exclusive option to purchase all or part of the equity interests in Party C held by Party B;

3	Party C intends to grant Party A an irrevocable and exclusive option to purchase all or part of the assets held by Party C; and

4

The Parties and related parties have signed an Exclusive Option Agreement (hereinafter referred to as the “Original Agreement”) on October 10, 2017. The Parties hereby agree to amend and restate the terms and conditions of the Original Agreement and agree to execute this Agreement in lieu of the Original Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Sale and Purchase of Equity Interests and Assets

1.1	Granting of Options

Party B severally and jointly agree that they shall hereby irrevocably and unconditionally grant to Party A, an irrevocable and exclusive option, during the term of this Agreement, to purchase by itself or designate a related party (hereinafter “the Designee”, including the direct or indirect overseas parent company of Party A or the subsidiary directly or indirectly controlled by Party A’s direct or indirect overseas parent company) to purchase from Party B all or part of the equity interests in Party C held by Party B from time to time in one time or multiple times, at the price referred to in Article 1.3 hereof and in line with the exercise steps at the election of Party A under Article 1.2, to the extent permitted by the PRC Laws (including any laws, regulations, rules, notices or other binding documents promulgated by any central or local legislative, administrative or judicial department of Mainland China before or after the execution of this Agreement, hereinafter “PRC Laws”)(hereinafter “Equity Call Option”). Party C hereby irrevocably and unconditionally grants to Party A, an irrevocable and exclusive option, during the term of this Agreement, to purchase by itself or cause the Designee to purchase all or part of the assets of Party C from time to time in one time or multiple times at the price referred to in Article 1.3 hereof and in line with the exercise steps determined by Party A under Article 1.2 (hereinafter “Assets Call Option”, together with the Equity Call Option, collectively referred to as the “Call Options”), to the extent permitted by the PRC Laws. No third party other than Party A and the Designee shall have the Call Options or other rights related to Party B’s ownership of Party C’s equity interests and assets. Party C hereby agrees that Party B may grant the Equity Call Option to Party A, and Party B hereby agrees that Party C may grant the Assets Call Option to Party A. The term “person” under this paragraph and this Agreement means a natural person, a legal person or an unincorporated organization. The term “assets” referred to in this Article includes tangible and intangible assets.

For the sake of clarity, all shares of Party C held by Party B under this Article shall be 100% of the registered capital of Party C, also include the registered capital of Party C held by Party B from time to time in the future in any form during the term of this Agreement (including but not limited to the expanded registered capital formed by capital increase).

1.2	Exercise Steps

The exercise by Party A of its Call Options shall be subject to the provisions of the PRC Laws. In exercising its Call Options under Article 1.1, Party A shall give written notice to Party B and/or Party C (hereinafter referred to as the “Notice of Equity Interest Purchase” or “Notice of Assets Purchase”). The Notice of Equity Purchase or Notice of Assets Purchase shall specify: (a) Party A’s decision on the exercise of the Call Options; (b) the equities to be purchased from Party B by Party A and/or the Designee (hereinafter referred to as “Purchased Equity Interests”) and/or the assets to be purchased from Party C by Party A and/or the Designee (hereinafter referred to as “Purchased Assets”); and (c) the date of purchase/transfer of the Purchased Equity Interests and/or Purchased Assets. Party B and/or Party C shall, upon receipt of the Notice of Equity Interest Purchase or Notice of Assets Purchase, transfer the Purchased Equity Interests and/or Purchased Assets to Party A and/or the Designee pursuant to such notice in the manner set forth in Article 1.4 hereof.

1.3	Purchase Price and Payment

Where Party A decides to exercise its Call Options under this Agreement, the purchase price of the Purchased Equity Interests and/or Purchased Assets (hereinafter referred to as “Purchase Price”) shall be zero or nominal price, provided that it is the minimum price to the satisfaction of the price requirement otherwise provided by the competent governmental authority or the PRC Laws. Nevertheless, Party B and Party C hereby severally and jointly irrevocably undertake that, subject to the provisions and requirements of the PRC Laws in force at that time, all of the payment made by Party A at any such price to Party B and/or Party C shall be returned by Party B and/or Party C to Party A or the Designee within seven (7) days; where such return is not allowed in accordance with the PRC Laws in force at that time, Party B and Party C undertake to trust such payment for Party A in the form of trusteeship, and to cooperate with Party A in signing the trusteeship agreement or other relevant legal documents. After necessary tax deduction and withholding is made in respect of the Purchase Price in accordance with the PRC Laws, Party A shall transfer the Purchase Price to the account designated by Party B and/or Party C within seven (7) days after the Purchased Equity Interests and/or Purchased Assets are duly transferred to Party A.

1.4	Transfer of the Purchased Equity Interests and/or Purchased Assets

At each exercise of the Call Options by Party A,

1.4.1

Party B shall cause Party C to hold the shareholders’ meeting in a timely manner or make the decision by the shareholder (as the case may be); at such meeting, a resolution/decision shall be made to approve Party B and/ Party C to transfer the Purchased Equity Interests and/or Purchased Assets to Party A and/or the Designee;

1.4.2

Party B and/or Party C shall enter into the equity transfer contract and/or assets transfer contract and other relevant legal documents with Party A and/or the Designee in respect of each transfer pursuant to this Agreement and the Notice of Equity Interest Purchase and/or Notice of Assets Purchase;

1.4.3

The relevant Parties shall execute all other necessary contracts, agreements or documents (including but not limited to the amendments to the articles of association of Party C), obtain all necessary internal approvals, authorizations, governmental approvals, licenses, consents and permits, and take all necessary actions, to transfer the valid title of the Purchased Equity Interests and/or Purchased Assets to Party A and/or the Designee and cause Party A and/or the Designee to become the registered owner of the Purchased Equity Interests (subject to the completion of the industrial and commercial registration) or the owner of the Purchased Assets, free from any Security Interest. For the purposes of this paragraph and this Agreement, the “Security Interest” includes mortgage, pledge, lien and any security over third party rights or interests, any equity interest call option, acquisition right, right of first refusal, set-off right, ownership retention or other security arrangements; for the avoidance of doubt, it does not include any Security Interest incurred under this Agreement and the Equity Pledge Agreement. The “Equity Pledge Agreement” under this paragraph and this Agreement means the Equity Pledge Agreement entered into by and among Party A, Party B and Party C at the date of execution of this Agreement. Pursuant to the Equity Pledge Agreement, Party B shall pledge to Party A all its equity interests in Party C held by Party B in order to guarantee Party C may perform the Exclusive Business Cooperation Agreement (hereinafter referred to as the “Business Cooperation Agreement”) executed between Party C and Party A on the date of execution hereof and the power of attorney issued by Party B on the date of execution hereof and its obligations hereunder.

2.	Undertakings

2.1	Undertakings of Party B and Party C

Party B (as the shareholders of Party C) and Party C hereby jointly and severally undertake that:

2.1.1

Without the prior written consent of Party A, they will not supplement, modify or amend the articles of association and internal regulations of Party C in any form, increase or decrease its registered capital, change its registered capital structure in any other manner, or take any action of dividing or dissolving Party C’s company or changing its form;

2.1.2

In accordance with good financial and commercial standards and practice, they will maintain the existence of Party C, prudently and effectively operate its business and handle its affairs, and procure Party C to perform its obligations under the Business Cooperation Agreement;

2.1.3

Without the prior written consent of Party A, from the date of execution hereof, they shall not sell, transfer, mortgage or otherwise dispose of legal rights and interests in any assets (including tangible assets or intangible assets, excluding assets within RMB 1 million as required in the normal business operations), business or income, or cause any Security Interest or other encumbrance to be placed on the same;

2.1.4

Unless required by the PRC Laws, Party C shall not be dissolved or liquidated without the written consent of Party A; after the statutory liquidation set forth in Article 3.6 hereof, Party B irrevocably undertakes, subject to the provisions and requirements of the PRC Laws in force at that time, Party B shall pay Party A or the Designee all proceeds of the distribution of surplus assets received arising from the shares of Party C held by Party B or facilitate such payment. Where such payment is not allowed in accordance with the PRC Laws in force at that time, Party B undertakes to trust such payment for Party A in the form of trusteeship, and to cooperate with Party A in signing the trusteeship agreement or other relevant legal documents;

2.1.5

Party C shall not incur, inherit, guarantee or permit the existence of any debts without the prior written consent of Party A, other than (i) the debts incurred in the normal course of business but not through loans; and (ii) the debts that have been disclosed to and consented in writing by Party A;

2.1.6

They will conduct all of Party C’s business in the normal course of business to maintain Party C’s asset value, and will not engage in any act/omission that may have adverse effect on the state of operation and asset value of Party C; and Party A will have the right to supervise Party C’s assets and assess whether it has the right to control Party C’s assets. If Party A determines that Party C’s operational activity affects the value of its assets or Party A’s control of Party C’s assets, Party A shall engage a legal adviser or other professionals to handle such issue and Party B and Party C shall take any necessary action to cooperate in such handling;

2.1.7

Without the prior written consent of Party A, they shall not cause Party C to execute any major contract other than those executed in the course of normal business and those executed between Party C and Party A, its direct or indirect overseas parent company or subsidiaries directly or indirectly controlled by Party A’s overseas parent company (hereinafter referred to as “Party A’s Affiliates”) (in this paragraph, a contract shall be deemed as a major contract if the value of such contract exceeds RMB 1 million);

2.1.8

Without the prior written consent of Party A, they shall not cause Party C to provide any form of guarantee such as loan, financial aid or mortgage or pledge to any person, or to permit a third party to create any Security Interest in their assets or equity;

2.1.9

Within 60 business days after the end of each financial year (hereinafter referred to as “the Previous Financial Year”) or at the request of Party A, they shall provide Party A with the audited consolidated financial statements of Party C for the Previous Financial Year and other information on the operating results and financial position of Party C;

2.1.10

At the request of Party A, Party C shall procure and maintain insurance on the assets and business of Party C from the insurer recognized by Party A. The amount and type of such insurance shall be the same or have the same effect as the amount and type of insurance normally maintained by a company operating similar business and owning similar property or assets in China;

2.1.11	Without the prior written consent of Party A, they shall not cause or permit Party C to enter into merger, partnership, joint venture or alliance with or acquire or invest in any person;

2.1.12

They shall immediately notify Party A of any ongoing or potential lawsuit, arbitration or administrative procedures relating to Party C’s assets, business or revenues, and take all necessary actions reasonably requested by Party A, and shall not settle such procedures without the prior written consent of Party A;

2.1.13	They shall execute all documents, take all actions and file all complaints or defend all claims necessary or appropriate to maintain Party C’s ownership of all of its assets;

2.1.14

Without the prior written consent of Party A, Party C shall not pay dividends to its shareholders in any form, but upon the written request of Party A, Party C shall immediately distribute all distributable profits to its shareholders and require and cause the shareholders to comply with Article 2.2.5 hereof;

2.1.15

They shall, at the request of Party A, appoint a party designated by Party A to act as the directors, supervisors and/or senior management officers of Party C and/or remove the directors, supervisors and/or senior management officers of Party C from office and perform all relevant resolutions and filing procedures; Party A shall have the right to require Party B and Party C to replace the above-mentioned personnel;

2.1.16

If the failure by any of Party C’s shareholders or Party C to perform its tax obligations under any applicable PRC Laws prevents Party A from exercising its Call Options, Party A shall have the right to request Party C or its shareholder to perform such tax obligations, or request Party C or its shareholder to pay such tax amount to Party A who will make the payment on its behalf;

2.1.17

Party B and Party C shall, in respect of the undertakings applicable to Party C under this Article 2.1, cause the subsidiaries of Party C to comply with such undertakings as if they were parties to this Agreement; and

2.1.18

They shall take all measures to ensure that all qualification certificates relating to Party C’s main business are legal, valid and renewed on time in accordance with the law; any and all government permission, licenses, authorizations and approvals necessary for Party C’s business to be changed and/or increased as a result of changes in the provisions of the competent governmental authorities shall be changed and/or obtained in accordance with the requirements of the applicable laws during the term of this Agreement.

2.2	Further Undertakings of Party B

Party B hereby irrevocably undertakes that:

2.2.1

Without the prior written consent of Party A, Party B shall not sell, transfer, mortgage or otherwise dispose of any beneficial interests in its equity interests in Party C or create any Security Interest or other encumbrance on the them from the effective date of this agreement, except for the pledge created on the equity interests in Party C pursuant to the Equity Pledge Agreement;

2.2.2	Party B shall not engage in any business or any other action which will have adverse impact on Party C’s reputation;

2.2.3

Party B shall not execute any documents or make any relevant undertakings which are in conflict with any agreements and other legal documents that are executed and being performed by Party C or Party A and its Designee; Party B shall not cause any conflict of interest between Party B and Party A as well as its shareholders through any act or omission. In case of any such conflict of interest (Party A shall have the right to decide unilaterally whether such conflict of interest arises), Party B shall take measures in a timely manner to eliminate it as soon as possible with the consent of Party A or the Designee. If Party B refuses to take measures to eliminate the conflict of interest, Party A shall be entitled to exercise its Call Options hereunder;

2.2.4

Without the prior written consent of Party A, Party B shall not, in any way, directly or indirectly participate in or engage in any business that is or may be competitive with the business of Party A, Party A’s Affiliates, Party C and Party C’s controlled subsidiaries, or hold the rights and interests in, or assets of, the relevant entities whose business is or may be competitive with the business of Party A, Party A’s Affiliates, Party C and Party C’s controlled subsidiaries (except that Party B has no more than 5% of the rights and interests in such relevant entities, or that such relevant entities are controlled by Party A and Party A’s Affiliates, or other cases approved by Party A), and Party A shall have the right to decide whether the above circumstances exist or may exist to Party B;

2.2.5

Unless requested by Party A in writing, Party B shall not require Party C to grant bonus or conduct other profit distribution with respect to Party B’s equity interests in Party C, or make any proposal of the shareholders’ meeting related thereto, vote in favour of such resolution or make a decision related thereto (as the case may be). In any case, if Party B receives any of Party C’s gains, profit distribution or bonus, to the extent permitted by the PRC Laws, Party B shall waive the receipt thereof, and immediately pay or transfer such gains, profit distribution or bonus to Party A or the Designee;

2.2.6

Party B shall cause the shareholders’ meeting or shareholder of Party C (as the case may be) and/or the board of directors or the executive director of Party C (as the case may be) not to approve the sale, transfer, mortgage, creating any Security Interest over or otherwise disposal of any legal or beneficial interests in its equity interests in Party C, without the prior written consent of Party A, except for the pledge created on the equity interests in Party C pursuant to the Equity Pledge Agreement;

2.2.7

Party B shall cause the shareholders’ meeting or shareholder of Party C (as the case may be) and/or the board of directors or the executive director of Party C (as the case may be) not to approve Party C’s merger, partnership, joint venture or alliance with any person, or acquisition or investment in any person, Party C’s division, amendment to the articles of association of Party C, change to its registered capital or company form, without the prior written consent of Party A;

2.2.8

Party B shall immediately notify Party A of any ongoing or potential lawsuit, arbitration or administrative procedures relating to its equity interests in Party C, and take all necessary actions reasonably requested by Party A, and shall not settle such procedures without the prior written consent of Party A;

2.2.9

Party B shall cause the shareholders’ meeting or shareholder of Party C (as the case may be) and/or the board of directors or the executive director of Party C (as the case may be) to vote for the transfer of the Purchased Equity Interests and/or Purchased Assets provided herein and take any and all other actions that Party A may request;

2.2.10

Upon requested by Party A from time to time, Party B and/or Party C shall immediately and unconditionally transfer its equity interests in and/or assets of Party C to Party A or its Designee pursuant to the Call Options hereunder, and Party B hereby waives its right of first refusal with respect to the transfer of equity interests by other shareholders of Party C (if any);

2.2.11

Party B shall strictly comply with the provisions of this Agreement and other agreements jointly and severally executed by Party B, Party C and Party A, including but not limited to the Equity Pledge Agreement and the Business Cooperation Agreement, perform its obligations under this Agreement and such other agreements, and shall not engage in any act/omission that may affect the validity and enforceability thereof. If Party B has any remaining right to the equity interests under this Agreement or the Equity Pledge Agreement or the power of attorney granted in favor or Party A, it shall not exercise such right unless instructed by Party A in writing;

2.2.12

If Party A (or its Designee) has paid Party B the Purchase Price of the equity interests but the relevant changes of industrial and commercial registration have not been completed prior to dissolution of Party C, upon or after the dissolution of Party C, Party B shall timely and gratuitously deliver to Party A (or the Designee) all of the proceeds of the remaining property distribution it receives by the reason of holding Party C’s equity interests. In this case, Party B shall not make any claim for the proceeds of the remaining property distribution, except for the exercise as instructed by Party A;

2.2.13	Party B shall promptly fulfill their tax obligations under the applicable PRC Laws to ensure the smooth exercise of the Call Options by Party A;

2.2.14

Party B agrees to execute an irrevocable power of attorney granting all rights of Party B as the shareholder of Party C to Party A or the Designee, who may exercise voting rights on all matters required to be discussed at the shareholders’ meeting or decided by the shareholders (as the case may be) and resolved, and make and sign resolutions, minutes and other relevant documents, including but not limited to, appointing and electing directors, supervisors, and other officers to be appointed and removed by shareholders or the board of shareholders; disposing of the assets of the company; and amending the articles of association; taking over or managing Party C’s business, or dissolving or liquidating Party C and forming a liquidation group on behalf of the shareholders and exercising the functions and powers of the liquidation group in the liquidation period in accordance with the law; and

2.2.15	Party B shall ensure that Party C will be validly existing, not be terminated, liquidated or dissolved (except with the prior written consent of Party A).

3.	Representations and Warranties

Party B and Party C hereby jointly and severally represents and warrants to Party A on the date of execution of this Agreement and each date of transfer of the Purchased Equity Interests and Purchased Assets that:

3.1

Party B is a natural person with full capacity for civil conduct and capacity for civil rights, and has the right to execute, deliver and perform this Agreement, and can act as an independent subject of litigation;

3.2

Party C is a limited liability company duly registered and validly existing under the PRC Laws with the independent legal person qualification; has full and independent legal status and legal capacity to execute, deliver and perform this Agreement, and can act as an independent subject of litigation;

3.3

Party B and Party C have the right and capacity to execute and deliver this Agreement and any transfer contract to which each of them is a party and relating to the Purchased Equity Interests and/or Purchased Assets to be transferred (hereinafter “Transfer Contract”) thereunder, and perform its obligations under this Agreement and any Transfer Contract. Each of Party B and Party C agrees to execute a Transfer Contract consistent with the terms of this Agreement when Party A exercises its Call Options. This Agreement and any Transfer Contract to which it is a party constitute or will constitute its legal, valid and binding obligations and are enforceable against it pursuant to the terms thereof;

3.4

Neither the execution and delivery nor the performance of the obligations under this Agreement or any Transfer Contract may or will result in: (i) violation of any applicable PRC Laws; (ii) contravention of Party C’s articles of association, regulations or other constitutional documents; (iii) violation of or default under any contract or instrument to which it is a party or by which it is bound; (iv) violation of any condition of granting any party any license or permit and/or the continued validity thereof; or (v) suspension, revocation of or attachment with additional conditions to any license or permit granted to any Party;

3.5

Party B has ownership of its equity interests in Party C. Party B does not have any Security Interests and other encumbrance on its equity interests in Party C, except for the pledge created on such equity interests under the Equity Pledge Agreement;

3.6	Party C has ownership of all its assets and does not create any Security Interests or other encumbrance on them;

3.7

Party C does not have any outstanding debts, other than (i) the debts incurred in the normal course of business but not through loans; and (ii) the debts that have been disclosed to and consented in writing by Party A;

3.8

If Party C is dissolved or liquidated as required by the PRC Laws, (i) Party B shall, to the extent permitted by the applicable Chinese laws and regulations, set up a liquidation group within fifteen (15) days from the date of the occurrence of the dissolution cause, and authorize the person or entity recommended by Party A to preside over the liquidation and administer the property of Party C; (ii) Party C shall, subject to and to the extent permitted by the PRC Laws, sell all its assets to Party A or the Designee at the lowest price permitted by the PRC Laws, whether or not the provisions of Item (i) of this Article are enforced. Party C shall, to the extent permitted by the PRC Laws in force at that time, exempt Party A or its designated eligible entity from any payment obligation incurred thereby; any proceeds arising from such transactions shall be paid to Party A or the Designee as part of the service charge under the Business Cooperation Agreement to the extent permitted by the PRC Laws in force at that time;

3.9	Party C complies with all PRC Laws applicable to the acquisition of equity or assets;

3.10

Except as expressly disclosed to Party A in writing, there is no ongoing, pending or potential litigation, arbitration or other administrative proceedings in respect of the equity interests of Party C or assets of Party C, or Party C;

3.11

Where Party B is divorced, incapacitated, declared lost/dead, dead, bankrupt or suffers from any other situation which may affect its exercise of holding Party C’s equity interests, its successor, agent, guardian, or the shareholder or assignee of Party C’s equity interests shall be deemed as a party to this Agreement, inherit exercise and perform all rights and obligations of Party B hereunder, and transfer related equity interests to Party A or the Designee in accordance with the applicable laws then in force and this Agreement; Party B has made all appropriate arrangements and executed all necessary documents to ensure that, in the foregoing circumstances, the successors, guardians, creditors, spouses or otherwise of Party B, who may thus acquire the equity interests, assets or related rights of Party C, shall not affect or hinder the performance of this Agreement;

3.12

The equity interests in Party C held by Party B are not the common property of Party B and the spouse of Party B (where applicable), Party B’s spouse(where applicable) does not have nor control such equity interests in Party C; Party B’s operating and management of Party C and other voting matters based on the equity interests held by Party B in Party C shall not be influenced by the spouse of Party B (where applicable).

4.	Effective Date

This Agreement shall enter into force on the date of execution by the Parties and shall remain effective until the date on which all the Purchased Equity Interests and/or Purchased Assets held by Party B are transferred to Party A and/or the Designee (in case of the Purchased Equity Interests, subject to the date of completion of the change of industrial and commercial registration) and Party A and its subsidiaries and branches may legally engage in the business of Party C. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement unilaterally and immediately by giving written notice to Party B and Party C at any time, without any liability for breach of contract for its unilateral termination hereof. Unless compulsorily provided by the PRC Laws, Party B and Party C shall not have the right to terminate this Agreement unilaterally.

5.	Liability for Breach

5.1

Except as otherwise provided herein, if a party (hereinafter the “Breaching Party”) fails to perform an obligation hereunder or violates this Agreement in other manner, the other parties (hereinafter the “Aggrieved Parties”) may (a) send a written notice to the Breaching Party indicating the nature and scope of the breach and requesting the Breaching Party to remedy at its own cost within the reasonable period provided in the notice (hereinafter “Remedy Period”); if the Breaching Party fails to remedy it during the Remedy Period, the Aggrieved Parties shall have the right to request the Breaching Party to assume all liabilities caused by its breach and compensate the Aggrieved Parties for all actual economic losses caused to the Aggrieved Parties by its breach, including but not limited to lawyer’s fees, litigation or arbitration fees arising from any litigation or arbitration proceedings relating to such breach, and furthermore, the Aggrieved Parties shall also have the right to request the Breaching Party to enforce this Agreement and request the competent arbitral institution or court to order specific performance and/or enforcement of the terms agreed herein; (b) terminate this Agreement, and request the Breaching Party to assume all liabilities caused by its breach, and provide all damages; or (c) discount, auction or sell off the pledged equity interests as agreed in the Equity Pledge Agreement, and have priority in compensation with the proceeds from the discounting, auctioning or selling off and request the Breaching Party to assume all losses caused thereby. The exercise of the aforesaid remedial rights by the Aggrieved Parties shall not prevent them from exercise of other remedial rights pursuant to the provisions of this Agreement and the laws.

5.2

Each of the Parties agrees and acknowledges that except as compulsorily provided by the PRC Laws, if Party B or Party C is the Breaching Party, Party A shall have the right to unilaterally terminates this Agreement immediately and request the Breaching Party to provide the damages. If Party A is the Breaching Party, Party B or Party C shall waive Party A’s obligation to provide damages, and unless otherwise provided by the laws, Party B or Party C shall not in any event have any right to terminate or cancel this Agreement.

6.	Applicable Law and Dispute Settlement

6.1	Applicable Law

The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the settlement of disputes hereunder shall be governed by the law of the People’s Republic of China.

6.2	Dispute Settlement

Any dispute arising from the interpretation and performance hereof shall be first settled through friendly negotiation among the Parties. If the Parties fail to reach an agreement on the settlement of such dispute within thirty (30) days after any Party requests the other parties to settle such dispute through negotiation, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with the arbitration rules in force at that time. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding on the Parties. The arbitral tribunal may rule on Party C’s equity interests, assets or property interests as the compensation or satisfaction to Party A for the losses caused by the breach of contract by other Parties hereto, rule on injunctive relief in respect of the relevant business or asset transfer, or order Party C to carry out bankruptcy liquidation. After the arbitral award comes into effect, any Party shall have the right to apply to the competent court for enforcement of the arbitral award. The court in Mainland China, Hong Kong, the Cayman Islands or any other court with competent jurisdiction (including the court at the place where Party C is incorporated and where Party C or Party A’s main assets are located shall be deemed to have competent jurisdiction) shall have the right to enforce the award made by the arbitral tribunal, including, but not limited to, restrictions on the operation of Party C’s business, restrictions on and/or disposition of Party C’s equity interests, assets or property interests (including, but not limited to, applying the same as compensation), prohibition of assignment or disposition or other relevant reliefs in respect thereof, liquidation of Party C, and have the right to make a ruling or judgment during the waiting period for the constitution of the arbitral tribunal or in other appropriate circumstances to provide interim reliefs to the party initiating the arbitration, including but not limited to the ruling or judgment for the breaching party to immediately stop the breach or the ruling that the Breaching Party not to carry out acts that may lead to further expansion of the loss suffered by Party A.

6.3

In the event of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties hereto shall continue to exercise their respective rights hereunder and perform their respective obligations hereunder, except for the matter in dispute.

6.4

After the date of execution hereof, if at any time, as a result of the promulgation of or change in any PRC Law, or as a result of the interpretation or application of such PRC Laws, the following agreements shall apply: to the extent permitted by the PRC Laws, (a) if the change in law or the newly promulgated provisions are more favorable to Party A than the relevant PRC Laws in force on the date of execution hereof (while the other Parties are not seriously adversely affected), the Parties shall promptly apply for benefits arising from the change or new provisions and do their best to obtain the approval of such application; or (b) if Party A’s economic interests under this Agreement are directly or indirectly adversely affected by the above legal changes or newly promulgated provisions, this Agreement shall continue to be performed in accordance with the original terms, and the Parties shall use all legal means to waive compliance with such change or provisions. If the adverse effects on Party A’s economic interests can not be resolved in accordance with this Agreement, the Parties shall promptly negotiate and make all necessary amendments to this Agreement in order to maintain Party A’s economic interests hereunder.

7.	Taxes and Fees

Each Party shall, in accordance with the PRC Laws, pay any and all taxes, costs and expenses incurred by or levied on such Party in respect of the preparation and execution of this Agreement and the Transfer Contract and the completion of the transactions contemplated under this Agreement and the Transfer Contract.

8.	Notices

8.1

All notices and other correspondence required or permitted to be given under this Agreement shall be sent personally, by registered mail with postage prepaid, courier service, facsimile or e-mail to the address, fax numbers and e-mail addresses of the Parties listed in Annex I. An additional confirmation shall be sent by e-mail for each notice. Such notice shall be deemed to be duly served on:

8.1.1	If sent personally, by registered mail with postage prepaid, courier service, on the date of acceptance or refusal thereof at the recipient’s address specified for such notice;

8.1.2	If sent by fax, on the date of successful transmission (as evidenced by automatically generated confirmation of transmission);

8.1.3	If sent by e-mail, on the date of successful transmission.

8.2	Any Party may, in accordance with the terms of this Article, change its receiving address, fax and/or email address at any time by giving notice to other Parties hereto.

9.	Liability for Confidentiality

The Parties acknowledge that any oral or written information they exchange in connection with this Agreement is confidential. Party B and Party C shall keep all such information confidential and shall not disclose any relevant information to any third party without the written consent of Party A, other than the information: (a) known to the public (but not disclosed to the public by any recipient);(b) required to be disclosed by applicable law or by the rules or regulations of any stock exchange; or (c) required to be disclosed by Party B and Party C to their legal or financial advisers, who shall be bound by a confidentiality obligation similar to the obligations in this Article, in respect of transactions as contemplated herein. The disclosure of any confidential information by the staff or agencies employed by Party B and Party C shall be deemed to be the disclosure of such confidential information by such Party, which shall be liable for breach of this Agreement. This Article shall remain in force regardless of the invalidity or termination of this Agreement for any reason.

10.	Further Warranties

The Parties agree to execute in a timely manner documents or take further actions that are reasonably required for the implementation of the provisions and purposes of this Agreement or beneficial to such purposes.

11.	Force Majeure

11.1

“Force Majeure” means an event which is unforeseeable, unavoidable and insurmountable and which renders any partial or total default under this Agreement by one Party hereto. Such Force Majeure events include, but are not limited to, earthquakes, typhoons, floods, wars, strikes, riots, government actions, changes in legal provisions or the applicability of the legal provisions.

11.2

In event of a Force Majeure event, the obligation of one party to be affected by such event under this Agreement shall automatically be suspended during the delay caused by such event, and its performance shall be automatically extended for the period of suspension. The party shall not be punished or liable for this. In the event of force majeure, the Parties shall immediately negotiate a fair solution and make every reasonable effort to minimize the impact of force majeure.

12.	Miscellaneous

12.1	Amendment, Modification and Supplementation

Any matter not contained herein shall be subject to further negotiation among the Parties hereto. No amendment, modification or supplementation shall be effective unless a written agreement is executed by the Parties hereto. The amendment agreement and supplementary agreement relating to this Agreement and its annex duly executed by the Parties hereto are an integral part of this Agreement and shall have the same legal effect as this Agreement.

Where the stock exchange or other regulatory agency of Hong Kong or NASDAQ of the United States proposes any amendment to this Agreement, or in case of any change in the listing rules or related requirements of Hong Kong or NASDAQ of the United States in relation to this Agreement, the Parties hereto shall amend this Agreement accordingly.

12.2	Entire Agreement

Except written amendments, supplementations or modifications made after the execution hereof, this Agreement shall constitute the entire agreement among the Parties in respect of the matters related hereto or the subject matter hereof and shall supersede all prior oral and written consultations, representations and contracts in respect of the matters related hereto or the subject matter hereof.

12.3	Headings

The headings of this Agreement are for ease of reading only and shall not be used to interpret, explain or otherwise affect the meaning of the provisions hereof.

12.4	Counterparts

This Agreement is made in five (5) counterparts. Party A, Party B and Party C each holds one (1) counterpart respectively, and all of them shall have the same legal effect.

12.5	Severability

If one or more of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any way under any applicable law or regulation, the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired in any way. The Parties shall, through consultations in good faith, seek to supersede such invalid, illegal or unenforceable provisions with valid provisions to the maximum extent permitted by law and expected by the Parties, and the economic effects of such valid provisions shall be as similar as those of such invalid, illegal or unenforceable provisions to the extent possible.

12.6	Successors

This Agreement shall be binding on and shall be valid for the respective successors of the Parties and the permitted assignees of such Parties.

12.7	Survival

12.7.1	Any obligations arising out of or to be performed prior to the termination of this Agreement shall survive the termination hereof.

12.7.2	The provisions of Articles 6, 8, 9, 12.7 and 12.8 shall survive the termination hereof.

12.8	Waiver

Any Party hereto may waiver the rights such Party is entitled to under this Agreement, provided that such waiver by Party B and Party C must be made in writing and executed by Party A for confirmation. No waiver by any Party in respect of a breach by the other Parties in certain circumstances shall be deemed as a waiver of any similar breach in other circumstances.

12.9	Transfer of Rights

Without the prior written consent of Party A, Party C and/or Party B shall not transfer to any third party any of their rights and/or obligations under this Agreement. Party C and Party B hereby agree that Party A shall have the right to transfer any of its rights and/or obligations hereunder to any third party without the consent of Party C and Party B by giving written notice to Party C and Party B, and Party B and Party C shall execute a supplementary agreement with the transferee or an agreement of the same substance as this Agreement.

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[This page has no text and is the signature page of the Exclusive Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Option Agreement to be executed as of the date and place set forth at the beginning hereof.

PARTY A:

HODE SHANGHAI LIMITED (COMPANY STAMP)

/s/ Hode Shanghai Limited

By:	/s/ Chen Rui
Name: Chen Rui Title: Legal Representative

Signature Page to Exclusive Option Agreement

[This page has no text and is the signature page of the Exclusive Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Option Agreement to be executed as of the date and place set forth at the beginning hereof.

PARTY B:

XU YI

By:	/s/ Xu Yi

Signature Page to Exclusive Option Agreement

[This page has no text and is the signature page of the Exclusive Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Option Agreement to be executed as of the date and place set forth at the beginning hereof.

PARTY B:

CHEN RUI

By:	/s/ Chen Rui

Signature Page to Exclusive Option Agreement

[This page has no text and is the signature page of the Exclusive Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Option Agreement to be executed as of the date and place set forth at the beginning hereof.

PARTY B:

LI NI

By:	/s/ Li Ni

Signature Page to Exclusive Option Agreement

[This page has no text and is the signature page of the Exclusive Option Agreement]

IN WITNESS WHEREOF, the parties have caused this Exclusive Option Agreement to be executed as of the date and place set forth at the beginning hereof.

PARTY C:

SHANGHAI HODE INFORMATION TECHNOLOGY CO., LTD. (COMPANY STAMP)

/s/ Shanghai Hode Information Technology Co., Ltd.

By:	/s/ Xu Yi

Name: Xu Yi

Title: Legal Representative

Signature Page to Exclusive Option Agreement

List of Annex

Annex I	Contact Details of Parties

Annex to Exclusive Option Agreement